The Alkaline Water Company Receives Nasdaq Notice on Late Filing of Its Form 10-Q

SCOTTSDALE, Ariz. (November 28, 2023)(BUSINESS WIRE)--The Alkaline Water Company Inc. (NASDAQ: WTER) (the "Company"), the country's largest independent alkaline water company and the Clean Beverage® company, today announced that it received a deficiency letter (the "Letter") on November 21, 2023 from the Listing Qualifications Department of The Nasdaq Stock Market (the "Nasdaq"), notifying the Company that since the Company had not yet filed its Form 10-Q for the period ended September 30, 2023 (the "Form 10-Q"), it no longer complies with the Nasdaq's Listing Rule 5250(c)(1) (the "Rule") relating to the Company's obligation to file periodic financial reports for continued listing.

The Letter stated that this matter serves as an additional basis for delisting the Company's securities from the Nasdaq. The Letter further stated that the Company can request an appeal to a Hearings Panel and a request for a hearing regarding a delinquent filing will stay the suspension of the Company's securities only for a period of 15 days from the date of the request. The Letter further stated that since the Company is already before the Hearings Panel for its failure to comply with the minimum market value of its listed securities requirement set forth in Listing Rule 5550(b)(2), the Company will have seven days, or until November 28, 2023, to request a stay of the suspension, pending the Hearings Panel decision and then the Hearing Panel will review the request for an extended stay and notify the Company of its conclusion as soon as is practicable, but in any event no later than 15 calendar days following the deadline to request a further stay.

On November 28, 2023, the Company requested an appeal to the Hearing Panel.

The Company is working to satisfy the Nasdaq's requirements in a timely manner.  However, there can be no assurance that the Company will regain compliance with the Rule or maintain the listing of its common stock on the Nasdaq. If the Company's common stock ceases to be listed for trading on The Nasdaq Capital Market, the Company would expect that its common stock would be traded on one of the three tiered marketplaces of the OTC Markets Group.

About The Alkaline Water Company:

The Alkaline Water Company is the Clean Beverage® company making a difference in the water you drink and the world we share.

Founded in 2012, The Alkaline Water Company (NASDAQ: WTER) is headquartered in Scottsdale, Arizona. Its flagship product, Alkaline88®, is a leading premier alkaline water brand available in bulk and single-serve sizes along with eco-friendly aluminum packaging options. With its innovative, state-of-the-art proprietary electrolysis process, Alkaline88® delivers perfect 8.8 pH alkaline drinking water with trace minerals and electrolytes and boasts our trademarked "Clean Beverage" label.

To purchase The Alkaline Water Company's products online, visit us at www.alkaline88.com.

To learn more about The Alkaline Water Company, please visit www.thealkalinewaterco.com or connect with us on Facebook, Twitter, Instagram, or LinkedIn.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements." Statements in this news release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Such forward-looking statements include, among other things, that that the Company will regain compliance with the Rule or maintain the listing of its common stock on the Nasdaq; and that if the Company's common stock ceases to be listed for trading on The Nasdaq Capital Market, the Company would expect that its common stock would be traded on one of the three tiered marketplaces of the OTC Markets Group. The material assumptions supporting these forward-looking statements include, among others, that the Company will be able to file its late Form 10-Q; the Company will continue to be able to comply with the Nasdaq listing rules; and that the Company will be able to obtain additional capital to satisfy the capital expenditure requirements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the fluctuation in the market price of the Company's shares of common stock; the Company's ability to raise the additional funding that it will need to continue to pursue its business, planned capital expansion and sales activity. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law, including the securities laws of the United States and Canada. Although the Company believes that any beliefs, plans, expectations, and intentions contained in this news release are reasonable, there can be no assurance that any such beliefs, plans, expectations, or intentions will prove to be accurate. Readers should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents the Company files with the SEC, available at www.sec.gov, and on the SEDAR, available at www.sedar.com.

The Alkaline Water Company Inc.

Frank Chessman

President & CEO

866-242-0240

investors@thealkalinewaterco.com